UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2022

HILLENBRAND, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-33794	26-1342272
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batesville Boulevard
Batesville, Indiana	47006
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (812) 934-7500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, without par value	HI	New York Stock Exchange

Indicate by the check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 10, 2022, Hillenbrand, Inc. (the “Company”) announced that it has hired Robert M. VanHimbergen to become its next Senior Vice President, Chief Financial Officer. Mr. VanHimbergen will join the Company on March 14, 2022, as its Executive Vice President, Finance, for a transition period until he takes the Chief Financial Officer role effective April 30, 2022. Kristina A. Cerniglia, current Senior Vice President and Chief Financial Officer, will step down effective April 29, 2022, after eight years of dedicated service, to pursue other professional opportunities. Ms. Cerniglia’s departure is not the result of any disagreement with the Company on any matter relating to the Company’s financials, operations, policies, or practices.

Mr. VanHimbergen, 46, joins the Company from Johnson Controls International plc (“Johnson Controls”), where he was most recently Vice President, Corporate Controller since December 2017. He spent 15 years at Johnson Controls, serving in various roles of increasing responsibility, including as chief financial officer of Yangfeng Automotive Interiors in Shanghai, China. Prior to Johnson Controls, Mr. VanHimbergen spent nearly a decade at PricewaterhouseCoopers LLP working with large multinational manufacturing companies.

There are no arrangements or understandings between Mr. VanHimbergen and any other person pursuant to which he was appointed as an officer of the Company. There are no family relationships between Mr. VanHimbergen and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

This announcement is more fully described in the press release furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The Company has entered into an employment agreement with Mr. VanHimbergen, effective as of March 14, 2022, the terms and conditions of which are substantially similar (except for compensation and related award amounts) to the agreements the Company has with its other non-CEO executive officers, including customary severance, non-competition, and non-solicitation provisions.

Mr. VanHimbergen’s compensation package includes an annual base salary of $500,000 and an annual short-term incentive compensation target at 75% of base salary, awarded under the Company’s short-term incentive compensation plan. Mr. VanHimbergen will also be eligible to participate in the Company’s annual equity-based awards under its long-term incentive compensation plan. As an inducement to him and in recognition of certain annual and long-term incentive and bonus compensation that he is forfeiting from his former employer, Mr. VanHimbergen will be granted a one-time restricted stock unit award in an aggregate amount of approximately $2,945,000, vesting in equal thirds over a period of three years. Mr. VanHimbergen will also be eligible to participate in the benefit plans provided to the Company’s executive officers generally, as well as other benefits that are commonly found in executive employment agreements.

The foregoing description of Mr. VanHimbergen’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the current quarter.

Mr. VanHimbergen also entered into a change in control agreement in the same form as the agreements the Company has with its other non-CEO executive officers. The change in control agreement provides for certain rights and benefits in the event of Mr. VanHimbergen’s termination in connection with a change in control of the Company. A copy of the form of agreement is filed with the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021 as Exhibit 10.43 and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

Exhibit 99.1 is incorporated into this Item 7.01 by reference. The information furnished in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, and shall not be deemed to be incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)         Exhibits

Exhibit Number	Description
99.1	Press Release dated March 10, 2022, issued by the Company.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILLENBRAND, INC.

Date: March 10, 2022
	By:	/s/ Nicholas R. Farrell
Nicholas R. Farrell
Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer